AMENDMENT NO. 2 TO

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This AMENDMENT NO. 2 to the MERGER AGREEMENT AND PLAN OF REORGANIZATION is entered into as of April 30, 2012 by and among Ascend Acquisition Corp. (“Ascend”), Andover Games, LLC (“Andover Games”) and the former members of Andover Games. Capitalized terms not otherwise defined herein shall have the meaning given to such terms in that certain Merger Agreement and Plan of Reorganization, dated as of December 30, 2011 (the “Merger Agreement”), providing for the merger of Ascend Merger Sub, LLC, the former wholly owned subsidiary of Ascend, with and into Andover Games with Andover Games surviving as a wholly owned subsidiary of Ascend; and

WHEREAS, in accordance with Section 10.11 of the Merger Agreement, the parties wish to amend certain terms and provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           The parties hereby agree to terminate the Financing and to recommence the Financing following the Company’s exploration of certain potential strategic initiatives. The Company will recommence the Financing after it has fully analyzed and explored such strategic initiatives but no later than June 30, 2012 (or whenever legally permitted to do so). The Company will then have 30 days to consummate the Financing on the original terms provided for in the Merger Agreement.

2.            Except as specifically provided in this Amendment No. 2, no provision of the Merger Agreement is modified, changed, waived, discharged or otherwise terminated and the Merger Agreement shall continue to be in full force and effect. This Amendment No. 2 constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Amendment No. 2 may be executed and delivered (including by facsimile) in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Amendment No. 2 has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

ASCEND ACQUISITION CORP.

By:	/s/ Craig dos Santos
Name: Craig dos Santos
Title: Chief Executive Officer

ANDOVER GAMES, LLC

By:	/s/ Craig dos Santos
Name: Craig dos Santos
Title: Chief Executive Officer and Manager

/s/ Craig dos Santos
Craig dos Santos

/s/ Richard Hecker
Richard Hecker

/s/ Benjamin Lewis
Benjamin Lewis

/s/ Lee Linden
Lee Linden

/s/ Jon Diamond
Jon Diamond

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